UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2024

Red Rock Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	RRR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Notes Offering Launch and Pricing and New Credit Facilities

On March 7, 2024, Red Rock Resorts, Inc.’s (“RRR”) consolidated subsidiary, Station Casinos LLC (the “Company”), issued a press release announcing its proposed offering of Senior Notes due 2032 (the “Offering”). On March 7, 2024, as part of the Offering, the Company announced the pricing of $500.0 million aggregate principal amount of 6.625% Senior Notes due 2032 (the “Notes”). Copies of the press releases making these announcements are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference. The Offering is expected to close on or about March 14, 2024, subject to customary closing conditions. The aggregate principal amount of the Notes to be issued in the offering was decreased to $500.0 million from the previously announced $750.0 million.

Concurrently with the issuance of the Notes, the Company expects to amend, amend and restate or refinance its Credit Agreement dated as of June 8, 2016, among the Company, the subsidiary guarantors party thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), to provide for, among other things, (i) a new senior secured term “B” loan facility in an aggregate principal amount of $1,570.0 million, increased from the previously announced $1,320.0 million (the “New Term B Facility” and the term “B” loans funded thereunder, the “New Term B Loan”); (ii) a new senior secured revolving credit facility in an aggregate principal amount of $1,100.0 million (the “New Revolving Credit Facility” and, together with the New Term B Facility, the “New Credit Facilities”), and (iii) certain other amendments to the Existing Credit Agreement.

The Company intends to use the net proceeds of the Offering, together with the net proceeds of the New Term B Loan and $200.0 million of borrowings under the New Revolving Credit Facility, to (i) refinance all loans and commitments outstanding under the Existing Credit Agreement, (ii) pay fees and costs associated with such transactions and (iii) for general corporate purposes.

The Notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

This Report, including Exhibits 99.1 and 99.2 attached hereto, contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations, beliefs, assumptions and estimates, and on information currently available to us, all of which are subject to change, and are not guarantees of timing, future results or performance. These forward-looking statements involve certain risks and uncertainties and other factors that could cause actual results to differ materially from those indicated in such forward-looking statements, as discussed further in the attached press release. Additional information concerning potential factors that could affect the Company’s or RRR’s financial results are included in RRR’s Form 10-K for the year ended December 31, 2023 and RRR’s other periodic reports filed with the Securities and Exchange Commission. The Company and RRR are under no obligation to (and expressly disclaims any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 7, 2024.

99.2	Press Release dated March 7, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2024

Red Rock Resorts, Inc.

By:	/s/ Stephen L. Cootey
Stephen L. Cootey
Executive Vice President, Chief Financial Officer and Treasurer